Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Announces Details for

September 18, 2008 Investor Conference Call

HOUSTON, TX — September 17, 2008 — Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, will host an investor conference call to be held on Thursday, September 18, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern time).  The call will be hosted by Kenneth T. Hern, Chairman and CEO. To participate in the call, domestic callers should dial 1-800-446-2782 and international callers should dial 1-847-413-3235 and use pass code # 22712739.  A webcast of the conference call can also be accessed by visiting the Company’s Web site at www.novabiosource.com.

Additionally, a replay of the call will be available approximately two hours after completion of the call through September 24, 2008.  To access the replay, interested parties should dial 1-888-843-8996 for domestic calls or 1-630-652-3044 for international callers and reference the same pass code listed above.

During the conference call, Nova will discuss its results of operations for the third quarter 2008 and its operational status, which were previously announced on September 15, 2008 as follows, with exception of the updated cumulative production included below.

Highlights

•                  Biodiesel and related co-product revenue of $25,538,000 during third quarter

•                  Seneca biodiesel refinery certified substantially complete

•                  Over 10 million gallons of biodiesel produced to date at Seneca

•                  Greater than 10% free fatty acid feedstock conversion demonstrated

•                  Scott biodiesel refinery completed and offtake of biodiesel commenced

•                  $3,000,000 released from restricted cash account for Seneca working capital use

•                  New customer sales contract for B100 sales at indexed prices over the winter months

Biodiesel revenues were $25,538,000 and $34,318,000 for the three months and nine months ended July 31, 2008, respectively.  Revenue was generated throughout the period at both the Clinton County, Iowa and Seneca, Illinois refineries. There were no biodiesel revenues for the comparable periods last year as sales first began in late September 2007 with the acquisition of the Clinton County refinery.  Nova reported net losses of $4,639,000, or $0.04 per share, and $16,353,000, or $0.15 per share, for the three and nine months ended July 31, 2008, respectively, compared to net losses of $5,180,000, or $0.05 per share, and $15,309,000, or $0.15 per share, for the comparable periods last year.  Share-based compensation expense for the nine months ended July 31, 2008 and 2007 were $4,025,000 and $6,175,000, respectively.

“We are very pleased with our progress on refining operations for our own commercial biodiesel production facilities,” said Kenneth T. Hern, Chairman and CEO of Nova.  “Our flagship biodiesel refinery in Seneca has been certified as substantially complete based on the results of a test run above 80% of nameplate capacity conducted in August using lower cost feedstocks with free fatty acid levels in excess of 10%.  During the start-up of the Seneca production trains, yield rates have already been demonstrated at the plant design rate.  Our operating results for the quarter reflect continued operational testing and fine tuning.  We are looking forward to reporting our results for the fourth quarter as we operate multiple trains at a higher run rate, which has the effect of reducing the per gallon effects of our fixed costs, and with lower cost feedstocks as the unprecedented summer spike in feedstock prices has appeared to have moderated.  Along with other co-products currently being sold, sales of technical grade glycerin are anticipated to increase.  Our average feedstock costs since beginning operations at Seneca have been around $0.40 per pound with a spike up to around $0.47 per pound during the month of July, and we expect our costs to follow the fats, oils and greases (FOG) complex as it ranges through the quarter.  Our goal is to have all three trains running at nameplate capacity on high free fatty acid feedstock consistently throughout the coming quarter and beyond.”

Nova’s patented, proprietary process technology provides true multi-feedstock capabilities to consistently produce high quality biodiesel using lower cost feedstocks.  The Nova process uses a heterogeneous catalytic conversion process that seamlessly and simultaneously reacts free fatty acids and the glyceride fraction of the feedstock to produce a crude methyl ester stream.  This stream is then recovered through a proprietary distillation-based purification and refining process to produce high quality biodiesel that consistently exceeds ASTM D6751 specifications.  Nova has produced over 10 million gallons of biodiesel at its Seneca refinery with every shipment exceeding ASTM D6751 specifications.

“In addition to operation of our Seneca refinery, we are pleased to report that the Scott biodiesel refinery has been certified as substantially complete, which means that we have started our offtake agreement at the Scott refinery with the first shipment of B100 being loaded this week,” said Mr. Hern.  “Once we have our Seneca refinery operational past the final completion milestone and operating at a consistently profitable level with sufficient working capital, we plan to add equipment to enable the Clinton County refinery to process even less expensive, high free fatty acid feedstock and to make other capital improvements, which should allow the refinery to operate more profitably.  At that point, we will have 80 million gallons per year of biodiesel refining capacity using lower cost feedstocks.  To this end, we will need in the near future to obtain additional financing of approximately $15 million to provide additional working capital for the Seneca refinery through expansion and syndication of our credit agreement with WestLB plus additional equity or debt financing of $5 million for general corporate expenses, including general and administrative expenses and operating and capital expenses related to the project planning and engineering for our next biodiesel refinery.  Even if we do raise additional debt or equity financing, we plan to continue to implement corporate expense reduction measures. As an interim measure, WestLB has authorized the early release of $3 million from a restricted cash account for use for working capital purposes at Seneca.”

Nova currently has forward sales commitments for approximately 3,600,000 gallons of B100 biodiesel with sales prices ranging from $3.75 to $4.31 and an estimated weighted-average sales price of $3.93 per gallon.  Of these forward sales commitments, approximately 2,000,000 gallons are subject to a fixed price and the remainder are indexed at spreads to the NYMEX heating oil index.  Nova also announced that another major truck stop chain recently placed orders for Nova B100 for delivery at indexed prices over the winter months, indicating additional customer acceptance of the quality Nova-produced biodiesel.

“Based on our current available working capital and production schedule, we anticipate shipping over 6,000,000 gallons of biodiesel from now through the end of October,” said Mr. Hern.  “If we are successful in expanding our working capital line by an additional $15 million by the end of October and otherwise executing our short-term financing plan, assuming feedstock prices and B100 sales prices remain consistent with today’s prices, we anticipate being cash flow positive with monthly GAAP net income in the range of $1,000,000 to $2,000,000 in the early first quarter of our 2009 fiscal year, which begins November 1, 2008.  We believe cash flow and GAAP net income should further increase from that once capital modifications are made to the Clinton County refinery, which should transition from roughly breakeven to profitable this month.”

“Now that we have past the transition point from a construction company to an operation biodiesel refining company with stable operations at Seneca, Clinton County and Scott, we believe our process economics provide a competitive advantage over other biodiesel producers,” continued Mr. Hern.  “Biodiesel production costs are highly dependent on feedstock prices, with feedstock representing approximately 75% to 85% of the finished product cost. Our biodiesel refineries have a design yield standard of between 8.0 to 8.7 pounds per gallon or better.  Processing costs, including depreciation, capital costs and interest, net of co-product revenue are approximately $0.60 to $0.65 per gallon when operating a full capacity.  Sales prices for B100 produced from animal-derived fats typically range from approximately $0.60 to $1.10 over the wholesale prices for #2 petroleum diesel.  The increased price of this B100 when compared to petroleum diesel is due, in part, to the federal biodiesel excise tax credit received by petroleum blenders, state tax incentives and biodiesel use mandates.  In contrast, sales prices for B100 produced from soybean oil, canola oil or corn oil typically range from approximately $1.20 to $1.70 over the wholesale prices for #2 petroleum diesel.  The higher spreads for these types of B100 are due, in part, to the perceived advantages of a lower cloud point of the finished product, a difference we believe becomes negligible when blended to a level at or below B20.  We have noted that there appears to be no price differential for B20 and lower blends based on the source of B100 used as a blendstock.  B100 sales prices actually received may vary from these ranges due to forward sales commitments, disruptions in supply and demand, seasonal variations with higher cloud point B100 receiving a lower spread during colder months, geographic region of the country, industry and fleet acceptance of biodiesel blends and other factors.”

The following table shows the range and weighted-average of Nova’s feedstock prices for the months indicated along with the average price for crude degummed soybean oil (as reported on the Jacobsen Index-Midwest plus $0.02/lb estimated freight) (in dollars per pound):

	May 2008		June 2008		July 2008		August 2008
	Range	Avg.	Range	Avg.	Range	Avg.	Range	Avg.

Seneca:	0.32-0.46	0.40	0.32-0.45	0.42	0.38-0.51	0.47	0.32-0.51	0.44
Clinton County:	(1)	(1)	0.39-0.48	0.46	0.41-0.50	0.47	0.40-0.49	0.46
Soybean Oil:	—	0.61	—	0.66	—	0.63	—	0.53

(1) Clinton County did not purchase any feedstock in May 2008.

Mr. Hern concluded, “Our plan is to take advantage of our multi-feedstock technology to use the lowest cost feedstock available in the requisite quantities to generate the highest margin possible based on prevailing prices for B100.  We believe that we have turned the corner and, with the right financing, are poised to generate the types of returns we hoped for while producing a better fuel from inedible feedstocks in a way that can benefit all of us.  All of the hardworking employees of our company have worked together to accomplish something historic.  I cannot be more proud of them.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 200 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is completing the final testing and performance requirements related to the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois, commencing the marketing of 10 million gallons per year of biodiesel to be obtained pursuant to its offtake agreement with the Scott Petroleum biodiesel refinery in Greenville, Mississippi and investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended July 31, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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